Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 24, 2026 in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Helix Energy Solutions Group, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New Orleans, Louisiana

June 4, 2026